Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investor Relations
Phone:	(732) 786-8044
Email:	admin@medifirstsolutions.com
Website:	www.medifirstsolutions.com

MEDIFIRST SOLUTIONS signs

PROFESSIONAL FOOTBALL PLAYER, Jordan Poyer,

as spokesperson for the Time Machine Laser

Freehold, NJ – July 18, 2017 – MEDIFIRST SOLUTIONS, INC. (OTC: MFST) (the “Company” or “Medifirst”), a provider of innovative laser technology with its FDA 510(k) cleared Infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device, is pleased to announce that it has signed NFL player Jordan Poyer as a spokesperson for the Time Machine Laser.

Before getting signed to the Buffalo Bills, Jordan was referred to the Time Machine Laser Program for treatments to help relieve pain in his shoulder and ankle resulting from the intense training regiments common for NFL players. Commented Mr. Poyer, “After a single treatment, I feel instant relief and actually see swelling going down. I love what the Time Machine Lasers have to offer and I am proud to be working with Medifirst to introduce its treatment capabilities to fellow athletes and medical staff. I truly want to help spread the word that there are alternative treatment solutions out there that avoid or reduce the need to pop pain pills or to take pain injections. The Time Machine Infrared Laser is completely mobile and portable and needs to be used on the sidelines and in locker rooms of all professional sports.”

The newly signed Buffalo Bills’ safety has a number of reasons to be happy going into the 2017 training camp. Jordan is healthy again after suffering serious injuries following a horrific hit in 2016. Poyer suffered a concussion, lacerated kidney and internal bleeding after absorbing a brutal hit from Tennessee Titans Antonio Andrews during a punt return in the Titans win in week six. Poyer spent time in the hospital and was placed on season-ending injured reserve.  Poyer said he has put that incident behind him. “It's exciting to get back out on the football field,” Poyer told the Buffalo News. “It's definitely a blessing to, like I said, just put the cleats on again and be on the field after the injury last season.”

Commented Medifirst President Bruce Schoengood, “We are thrilled and honored to have Jordan on our team as he shares in our company mission to present the Time Machine Infrared laser as a tool to not just help people and athletes who suffer from pain, but to be a part of our goal to help decrease the worldwide epidemic of opioid addiction.” Medifirst believes that its pain-relieving Time Machine Infrared laser will be a valuable tool in helping fight addiction to pain medication by significantly reducing pain and suffering in people who have or may look to opioid medications to manage their pain.

Medifirst notes that the relationship with Jordan Poyer is in no way and in no manner an endorsement by or relationship with the National Football League (NFL) or any of its affiliates or franchises, including the Buffalo Bills.

About Medifirst Solutions, Inc.

Medifirst Solutions, Inc., in response to its Premarket Notification 510(k) submission for “The Time Machine” Series Laser, received clearance from the U.S. Food and Drug Administration (“FDA”) to market its infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device. The Time Machine Series Lasers Model TTML-8102000 - 810/830nm is intended for use in temporary relief of minor muscle and joint pain, stiffness, minor arthritis pain, muscle spasm, temporary increase in local blood circulation and temporary relaxation of muscles by means of topical elevated tissue temperature from infrared spectral emissions.  Due to the decrease of inflammation, patients have seen immediate aesthetic improvements as well, such as in scar and incision healing. The hand-held laser device, with pin-point accuracy, often gives patients immediate results with no redness, swelling or down-time. This unique laser device offers medical professionals an affordable and effective tool to enhance their treatment protocols for their patients and provide new revenue streams for their practice. The laser division will be operated out of Medifirst's wholly owned subsidiary, Medical Lasers Manufacturer. Visit www.medifirstsolutions.com and www.timemachinelaser.com for more information. Follow on Twitter @Medi_First and for Facebook visit Medifirst Solutions.

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Forward-Looking Statements:

The statements in this press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control.  Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission.  Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.  We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.